EXHIBIT  99



                     TEXT OF KIMBERLY-CLARK CORPORATION'S
                       NOVEMBER 30, 2001 CONFERENCE CALL


This document sets out the text of a conference call held on November 30, 2001. The conference call was pre-announced and was webcasted. It is available for playback for a period of approximately one month by accessing and following the instructions in the Investors section of Kimberly-Clark's website (www.kimberly-clark.com).
          ----------------------

FORWARD LOOKING STATEMENT. Certain matters discussed during the conference call concerning the business outlook, anticipated financial and operating results, strategies, contingencies and contemplated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2000 entitled "Factors That May Affect Future Results."

MICHAEL D. MASSETH, VICE PRESIDENT - INVESTOR RELATIONS. Good morning everyone. We appreciate your interest in Kimberly-Clark. I'm glad you could join us this morning to hear about the highlights of our planning assumptions for the coming year. To summarize, we see good opportunities for both top- and bottom-line growth in 2002. We also expect cash flow will continue to be very
strong.    Now,  I'll  turn  it  over  to  Wayne.

WAYNE R. SANDERS - CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Thanks, Mike and good morning, everyone. Today, we're going to give you a preview of our plans for 2002. Here's the agenda: First, I will make some brief comments about 2001, then Tom and Jack will cover accounting changes that we're required to adopt in our future financial statements. Following that, I will give you an overview of our 2002 plan and Tom will discuss the strategic highlights for each of our business segments. Finally, I will wrap up with some summary observations.

2001  OVERVIEW
--------------

So, starting with this year's results... At the beginning of the year, no one would have predicted the challenges that would confront most multinational companies. From the unprecedented strength of the U.S. dollar, which climbed to a 15-year high, confounding all the experts; to the spike in energy costs, particularly natural gas and electricity, in the first half of the year; to the weakening economy, that was dealt an additional blow by the tragedies of September 11.

I won't go back over the details of our results over the first three quarters of the year. Suffice it to say that the combination of a strong dollar and high energy prices cost us 19 cents per share. That's well over half our planned growth for the full year. And this has happened at a time when we are investing at a record level in major global growth initiatives, including:

    - Three large, technology-advantaged UCTAD tissue machines that are supporting the launch of new and improved products like SCOTT towels and COTTONELLE bathroom tissue with Aloe & E in the U.S. and SCOTTEX bathroom tissue in Europe, as well as the growth of successful products like K-C Professional's KLEENEX SCOTTFOLD hand towels.
    -  An  opportunistic  diaper  acquisition  in  Italy.
    - An entirely new business line in COTTONELLE FRESH rollwipes, with both start-up costs and introductory marketing costs.
    - Our largest business systems effort in history to drive down backroom costs worldwide and standardize our global supply chain infrastructure.
    - Significant upgrades to our product platforms around the world to standardize them, improve relative product performance and reduce costs.
    - These investments are all part of an aggressive, nearly $1.1 billion capital plan for 2001. The other common thread is that each of these programs contributes to higher costs in 2001, but paves the way for additional top-line growth or lower costs in the future.

Meanwhile, in spite of the impact from external factors in 2001, our cash flow has remained strong - and that has provided the funds for us to continue to invest in growth and repurchase common stock.

Now, to update you on our business trends in the fourth quarter, Health Care is continuing to do well, and our Consumer Tissue and Personal Care businesses are also off to a good start in a competitive environment. K-C Professional is beginning to recover from the weakness experienced in September as businesses in the U.S. are starting to get back to "normal." So far, the trends are consistent with our expectations, and we're confident that earnings from operations in the fourth quarter will be in the range that we announced last month.

Additionally in the fourth quarter, we will be implementing programs that will result in the shutdown of four small, older plants in Latin America and one small Technical Paper mill in North America. As you know, these moves are consistent with our intent to continue to move to fewer, larger, more efficient and cost-effective plants over time. We will record special pretax charges of about $120 million, including up to $90 million in the fourth quarter of 2001, to close the 5 manufacturing facilities and write off other assets. Approximately 1,400 jobs, or 2 percent of our global workforce, will be affected. The cash component of the cost is expected to be about $30 million. Annual pretax benefits from these moves are expected to exceed $25 million in 2003.

That brings you up to date. Now we'd like to spend the rest of our time with you looking forward. Tom and Jack will begin with a review of the accounting changes that will affect our future financial statements. Tom, you're up first.

THOMAS  J.  FALK  -  PRESIDENT  AND  CHIEF  OPERATING  OFFICER

Thanks,  Wayne  and  good  morning  to  you  all.

Global  Segment  Reporting.  The  first accounting issue results from recent
---------------------------
organization changes that will cause us to report our business segment information differently than we have in the past.

Robert Abernathy, who was formerly Group President - Global Health Care and Nonwovens has become President of a new group that we call Business to
Business.   This  means  Robert  assumes  additional responsibility for K-C
Professional, our away from home products business, and Neenah Paper, our fine paper operation. This new Business to Business organization should enable us to get greater benefit from the scale and commonality of K-C Professional, Health Care and our other B2B operations. The combined businesses offer us top-line growth and profit potential by selling a broader range of products to distributors and end users; by developing world-class Go-To-Market and globalization capabilities across the entire portfolio of these businesses; and by implementing common systems and streamlining administrative operations to reduce costs.

What this means is that from a financial reporting standpoint, we will remove the sales and earnings of K-C Professional and Neenah Paper from the Tissue segment and include them in our new Business to Business segment along with our Health Care, Nonwovens and Technical Papers operations that formerly constituted the Health Care and Other segment. The now smaller Tissue segment has been renamed Consumer Tissue. There will be no change to the Personal Care segment.

When you look at our new segment line-up, which we will report beginning with our fourth quarter 2001 results, here's what you will see (on the current sales accounting basis, excluding unusual items):

    - Personal Care will account for nearly 40 percent of sales, with operating profit margins of about 20 percent;
    - Consumer Tissue will represent about 35 percent of sales and have operating profit margins in the 16 to 17 percent range; and
    - B2B will include the remaining 25 percent of sales and generate operating profit margins of approximately 18 percent.

As you can see, each is a sizeable segment in a large global category with very strong profit margins.

Now, I'll let Jack tell you about the two other accounting changes that we're required to make in 2002.

JOHN  W.  DONEHOWER  -  CHIEF  FINANCIAL  OFFICER

Thanks,  Tom.

Accounting  Change  -  Goodwill.  The two changes have to do with new FASB
--------------------------------
pronouncements.  I'm sure you're familiar with them.

First, beginning with the first quarter of 2002, goodwill will no longer be amortized but will be subject to annual impairment tests. Prior periods will not be restated. If we were to apply the new accounting standards in 2001, our reported net income for the full year would increase by an estimated $95 million, or approximately 18 cents per share. This change does not affect our cash flow, but reported net income in 2002 and beyond will benefit.

The dollar amount is derived from the goodwill amortization expense that you see on a separate line of our income statement, along with approximately $8 million of goodwill amortization included in our share of net income of equity companies. The income tax offset is only about $2 million because the great majority of our goodwill amortization is non-tax deductible. Adjusting for this accounting change will lower the effective tax rate for 2002 to approximately 29.5 percent.

We will go through all the impairment tests as required by June 30 of next year. At this time, we are not expecting any write-offs.

Accounting  Change  -  Promotion  Expenses
------------------------------------------

The second accounting requirement is that the costs of customer promotion activities and redemption of consumer coupons that we have recorded as expenses will instead be classified as a reduction of sales. These requirements are set forth in the Emerging Issues Task Force (EITF) bulletins 00-14 and 00-25 and must also be adopted beginning with the first quarter of 2002.

The reclassifications will not result in any change to operating profit or earnings per share from operations. The reclassification will simply lower our sales numbers and our A&P numbers by the same amount. All periods prior to adoption will also be reclassified for comparative purposes.

For those of you following along on our web site, you can see the impact of the reclassification on our income statement for the year 2000. The reduction in both sales and expenses is about $1.1 billion, comprised of almost $200 million for consumer promotions and $900 million for trade promotions. You can also see the impact on margins, excluding unusual items. Operating profit margin for 2000, as reclassified, rises to 20.4 percent as compared with 18.8 percent under the former accounting treatment. On the other hand, gross profit margin, as reclassified, is lowered under the new accounting treatment.

Before we report first quarter 2002 results, we will provide all the detailed numbers for reclassifying income statements and segment information for 2001 and prior years. You should expect the amount of the reclassification for 2001 will be somewhat greater than the $1.1 billion for 2000, given the increased level of A&P spending this year. With that background on accounting changes, Wayne and Tom will now cover the strategic and operating highlights of our 2002 plan. Here's Wayne.


WAYNE  R.  SANDERS  -  CHAIRMAN  AND  CHIEF  EXECUTIVE  OFFICER

Sales  and  Earnings  Growth  Objectives
----------------------------------------

Thanks, Jack. First, I'd like to talk about our overall objectives for top- and bottom-line growth that we have recently reexamined and discussed with our board. The headline here is that we continue to believe that our targets are appropriate and reasonable. To reiterate, our objectives are to grow sales at a 6 to 8 percent rate and to increase earnings per share from operations at a double-digit rate.

This does not mean we will hit the objectives every single quarter or every single year. That's simply not a realistic expectation given the potential for variability in external factors and in the context of managing a business to generate superior shareholder returns and competitive advantage over the long haul. And in fact, that's where we find ourselves this year as a result of our choosing to proceed with major growth investments at a time when world events significantly constrained our results.

But if you look at our results over time, you will find that over 3 years, 10 years or even 15 years, our sales and earnings growth has been in line with those targets. We believe we can stay on that long-term trend line looking forward.

Here's how our planning model works. The first step is to drive the sales growth. Interestingly, over the past three years, our sales growth, excluding divested businesses, has averaged about 7 percent despite negative currency effects of more than 2 percent. Organic growth was in the 5 to 6 percent range and acquisitions added a little more than 3 percent.

When you consider our 6 to 8 percent sales growth objective, expect organic growth in the mid-single digits, supplemented by acquisitions of approximately 1 to 2 percent. In a normal year, if there is such a thing, price increases in our international operations would be expected to offset foreign currency effects. Again, remember that we're generating sufficient cash to continue to fund the investments necessary to generate both organic growth as well as growth from acquisitions.

To get from 6 to 8 percent sales growth to double-digit growth in earnings per share from operations requires:

    -  High  margin  new  products  and  line  extensions;
    - Technology upgrades, such as our proprietary, low-cost UCTAD tissue process;
    - Benchmarking and productivity improvement programs to drive best practices in our manufacturing operations all around the world;
    - Go-To-Market initiatives that enable us to drive costs out of the entire supply chain in partnership with both our customers and suppliers;
    - Investing in systems to streamline and centralize administrative operations to minimize "back office" costs; and finally,
    - Continuing to use our strong cash flow to repurchase an average of 2 to 3 percent of our outstanding common stock annually.

2002  Planning  Assumptions
---------------------------

Now, applying that model to 2002, our plan is really volume-driven. We have not budgeted any new list price increases, and we are assuming an aggressive level of A&P to help drive next year's volume growth. In total, pricing and promotion will likely be a small negative in 2002.

With regard to currency, we're expecting relative stability in key currencies, with the exception of the Brazilian real. So, our plan doesn't hinge on any significant recovery in foreign currency rates. Here are the key rates in the plan for our 2002 income statement. On balance, they look pretty similar to current rates and are hopefully a bit conservative. Time will tell. They are:

    -  Australian dollar  -  52 cents;
    -  Brazilian real  -  36 cents;
    -  British pound  -  $1.40;
    -  Euro  -  88 cents;
    -  Mexican peso - 9.6 to the dollar;
    -  South Korean won  -  about 1,310 to the dollar; and
    -  Taiwan dollar - 34.5 to the dollar

Based on these rates, we expect currency effects will reduce our 2002 sales by about 1 percent. That's a far cry from the nearly 3 percent drag we have seen through the first nine months of this year. And the impact on earnings should be minimal in comparison with what we've had to deal with this year. We should see a more "normal" 2 to 3 cents per share.

In fact, we should start to see some moderation of the currency effects in the fourth quarter, on both sales and earnings per share. The EPS impact is expected to be 1 to 2 cents negative (not counting the Australian dollar forward contracts, which are marked to market).

And with currency effects a much less onerous factor in 2002, we believe sales and operating profits at most of our international units will rebound.

That's how we see sales in 2002. Now, let me talk about costs. Among our largest cost components are pulp, polymer and energy.

First, for pulp costs, we're assuming the average cost will be slightly lower in 2002 than in 2001, at around $550 per metric ton versus $575 per ton for the benchmark Northern Softwood grade. This implies an increasing trend from the current level, which is about $500 per ton. With the backdrop of a soft global economy, however, there is no reason to expect any significant or rapid movement up.

Based on current energy prices, we're expecting polymer prices to remain pretty similar to today's levels. As we look at our year-over-year comparisons, this should give us a modest benefit in 2002, primarily in the first half. We expect energy costs in 2002 will be lower than in 2001 by several cents per share, again with most of the benefit coming in the first half of the year.

Finally, our plan for 2002 includes a big increase in pension expense. This is not surprising, given stock market performance over the past year. Although we put risk control measures in place that mitigated losses in our pension plans and that will result in excellent performance compared to most other plans, the returns are still well below the assumed rate.

As a result, we expect our consolidated defined benefit pension expense to swing from income of an estimated $30 million in 2001 to an estimated expense of approximately $60 million in 2002. This $90 million swing is equivalent to
approximately  12  cents  per  share.    Although  there  is  an  unfavorable
year-to-year change in pension expense, our pension plan is well-funded. Our returns for the year-to-date are in the top 20 percent of the Russell universe of large pension plans. Importantly, like goodwill, the change in pension expense is a noncash item. Although it will have an impact on earnings, it will not affect our cash flow.

We will continue to focus on increasing cash flow in 2002. Tom will talk more about this in a moment.

Now, with that overview on our 2002 planning assumptions, I'll let Tom give you more details about our strategies for growing sales and earnings in 2002.

THOMAS  J.  FALK  -  PRESIDENT  AND  CHIEF  OPERATING  OFFICER

Thanks, Wayne.  Our 2002 plan is to build upon our fundamental strengths.

    -  Strong  global  brands,  with  leading  market  shares;
    -  Consumer  and  category  insights;
    - Proprietary technologies that enable us to bring superior new products to market;
    -  Global scale and Go-To-Market expertise; and
    -  Strong cash flow

We know we must focus on driving top- and bottom-line growth. We will also focus on increasing cash flow and we will continue to invest to grow. Another area of focus for us in 2002 is to improve our return on invested capital, or ROIC, which has fallen off a bit this year. The reason for the fall off is that our major growth investments have come at a time when results were significantly penalized by currency effects and high energy prices.

Beginning next year, we will add an ROIC element to our annual bonus plan to make sure the entire organization is aligned and focused on increasing ROIC.
With that in mind, let's go through some of the key initiatives we are planning for 2002. I can't possibly do justice to everything that is going on across all of our businesses, so I will concentrate on the highlights.

Personal  Care  Initiatives
---------------------------

First of all, in Personal Care, we have product improvements coming in all four categories next year - diapers, training and youth pants, feminine care and adult care. This is what you should continue to expect from us, year in and year out. As I look forward, our product pipeline is very full.

A key program for us in 2002 will be our continuing investments to drive common global manufacturing platforms for diapers. Today, we have common platforms for our premium diapers - which we call tier IV - in every region of the world. This has helped us implement product improvements rapidly around the world and lower manufacturing costs.

Primarily as a result of numerous acquisitions over the last five years, we have a similar opportunity to improve product performance and lower the cost of tier II and III diapers, our value-oriented offerings. This program will be instrumental in the continued growth of our businesses in the developing markets of Asia, Latin America and Central and Eastern Europe.

Over the last decade, our diaper business has become a truly global business. In the early 90s, only 30 percent of our diapers were sold outside North America. Today, that number is nearly 70 percent, and our share of the nearly $16 billion global diaper market has climbed to approximately 29 percent.

Many of you have asked about Procter & Gamble's impending launch of their "Stages" diapers, including Pampers Easy Ups pants, in the premium segment of the U.S. market. We're expecting that launch to take place early next year. And we're expecting that they will support it with heavy spending, as they have done in Europe. I believe we're well prepared with our own marketing and product improvement plans. We will continue to focus on providing superior performing products to the consumer. That is the ultimate determinant of success in the marketplace.

In feminine care, we have made excellent progress in implementing a global business plan and standardizing our product platform over the last two years. The "Red Dot" advertising campaign, which was on air in 27 countries in 2001, has been very successful, driving good increases in awareness. We have significantly reduced our cost structure in North America, and We are poised to make numerous product improvements globally in 2002, with ultrathin pads, thick maxi pads and pantiliners.

Turning to the retail adult incontinence care market, it's the fastest growing category in the personal care arena. This $2.4 billion market is projected to continue growing at a double-digit rate. With our Depend and Poise brands, we are well positioned in these growing markets. Key areas of focus for 2002 include increasing market share in the U.S., driven by numerous new products and competitive pricing; aggressively reducing costs; and opportunistically expanding sales of pads, pants and liners outside North America.

Consumer  Tissue  Initiatives
-----------------------------

Shifting  to  Consumer  Tissue,  we're  going to leverage our new UCTAD tissue machines to continue growing COTTONELLE bathroom tissue and SCOTT towels in the U.S. and to bring additional bathroom tissue improvements to market in
Europe. Our tissue machine start ups in Oklahoma and Italy have gone well, providing good momentum so far in the second half of this year. In fact, since we launched improved SCOTT towels across the U.S. in June, shipments have climbed 12 percent compared with last year. We expect that momentum to continue in 2002.

We are also investing to grow our tissue business in Latin America, with the recent start up of a rebuilt tissue machine in El Salvador and the scheduled start up of a new tissue machine in Colombia within the next couple of months. These investments will enable us to shut down older, high-cost capacity, streamlining operations, increasing productivity and improving product quality all at the same time, as Wayne pointed out earlier.

In Europe, we're expecting a continued high level of competition in 2002 reflecting excess industry capacity and P&G's plans for further expansion of Charmin. I'm pleased with the strategic position of our European consumer tissue business. Over the last few years, we have attacked the cost structure and established an asset base that enables us to make product improvements and grow. In spite of continued weakness of the British pound and the euro in 2001 along with intense competition, year-to-date sales, operating profit and profit margin all have increased. We are on track for further improvement in 2002, recognizing that the competitive environment will remain very challenging.

Regarding baby wipes, we have continued to enjoy success, increasing our U.S. market share from 28 percent in 1996 to approximately 38 percent this year. The formula for that success is rooted in our proprietary coform technology, which gives HUGGIES baby wipes its superior product attributes. Our market shares are also strong in developing markets, where market growth alone will provide attractive opportunities for us, and we are investing to make sure we are well positioned to capture that growth. Now that our diaper business in Europe has gained critical mass, we are also investing to grow our baby wipes presence in that region.

I'd like to add a final comment about COTTONELLE FRESH rollwipes. We're still in the early stages of gaining in-market experience and generating higher levels of consumer trial in the Southeast. Meanwhile, we are carefully managing our costs to deliver expected financial results. Bottom line, we're still optimistic about the future for rollwipes, but it is not much of a factor in our growth plans for 2002. We will revisit plans for expansion beyond the Southeast sometime after mid-year.

Business-to-Business  Initiatives
---------------------------------

Turning to our new Business-to-Business segment, I'll briefly run through some highlights. I spoke earlier about our strategy to aggressively focus on Go-To-Market activities, globalization and administrative efficiencies across all the businesses. There are some additional details about our K-C Professional and Health Care operations I'd like to share with you now.

Through K-C Professional, we are the world's leading producer of away from home products, with sales of $2.1 billion. Our strategy is to provide a value-added, low cost-in-use bundle of products used in office buildings, manufacturing facilities, lodging, foodservice and other public locations away from home. We plan to continue to drive growth in K-C Professional through:

    - Technology upgrades, including recent start-ups of a new UCTAD tissue machine in Loudon, Tennessee, and a new HYDROKNIT machine in Corinth, Mississippi, will support growth of our hand towels and industrial wipers. Our plans call for adding more UCTAD technology, primarily by rebuilding existing tissue machines;
    - Growth will also come from global agreements with customers like Marriott and Eli Lilly which use our products in their operations all around the world; and
    - Recent new product introductions, including our proprietary SCOTT megaCartridge napkin system, coreless bathroom tissue, SCOTTFOLD M hand towels and our Every Day Best Value washroom line, should add to this growth.
    - While I am confident about K-C Professional's growth strategies, the current economic weakness could constrain our potential growth over the next three to six months. Our products and services are preferred versus the competition, so as the economy recovers, we believe K-C Professional will benefit first.

Health Care has been hitting its plan in 2001. Through nine months, the improvement was driven by organic volume growth of 8 percent and progressively lower costs. Operating profit rose more than 20 percent. Contribution was broad-based across our mix of businesses, from our heritage surgical products, to Ballard and Safeskin. Our health care business is on track, and I expect that its results next year will show continued improvement.

Go-To-Market
------------

I'd like to touch on our Go-To-Market efforts, which are applicable to most of our operations. As Wayne mentioned earlier, this is how we drive costs out of the supply chain. Key efforts under way include customer management; Collaborative Planning, Forecasting and Replenishment, also known as CPFR; promotion planning with our proprietary Business Planner software, as well as many more initiatives that fall under the Go-To-Market umbrella.

We have made a lot of progress on Go-To-Market in our North American consumer businesses, with numerous success stories involving SKU reductions, promotion efficiencies, inventory reductions and improved in-stock rates. In Europe, we have been transitioning to a customer-based organization over the last year and now have 25 customer business units, or CBU's, in place, supported by our recent upgrade to SAP R/3. We are already seeing improved business results with several large, pan-European customers.

The good news is that we will be able to transfer our learning and successes in the North American and European consumer businesses to other businesses and regions. That's a top priority for our B2B operations in 2002 as I've already covered. In Asia and Latin America, expect our Go-To-Market efforts to pick up following systems upgrades in 2002.

I'm also looking to our Go-To-Market programs to help us reduce Working Capital. I'm not satisfied with our working capital position. Over the last year, we have plateaued at just over 14 percent of sales. There are parts of our business that operate at world-class levels, but others, particularly outside North America, do not.

Continuing globalization and systems upgrades will undoubtedly help, but we are not going to sit back and wait for that to kick in. After all, each percentage point reduction in working capital is worth approximately $150 million in free cash flow. That's why I've put together a global team and charged them with developing a process that will move us to best in class in working capital management. For now, our forecast for 2002 and 2003 is that we'll reduce our investment in working capital by an average of 40 basis points per year.

Capital  Spending
-----------------

Capital Spending is the last element of our plan that I will comment on today. Our spending plans for the next two years are very consistent with our
previous  communications.    We're  expecting  capital  spending  will  be
approximately $1 billion in both 2002 and 2003. This will be a reduction compared to 2000 and 2001, when we were, in a sense, "catching up" with our growth. And as we continue to grow the top-line, capital spending as a percent of sales will trend lower.

We believe our spending levels are appropriate to support the continued volume-driven growth we're expecting going forward.

Summary.
-------

To summarize, we are focused on the right things to drive profitable growth for Kimberly-Clark. I believe our strategies and plans will result in good top- and bottom-line growth in 2002 and also set the stage for future growth in line with our long-term objectives.

Organic sales volume growth for each of our business segments should be in the mid single-digits. In looking at the growth opportunities, personal care and consumer tissue will likely generate a relatively higher level of growth than B2B, given current economic conditions. We have budgeted an aggressive level of advertising and promotion to drive next year's volume growth. The consolidation of K-C Australia will contribute 1 to 2 percent of additional growth.

I expect improvement in operating profit in each business segment. The rate of improvement may vary by segment, depending on a number of factors, but the operating profit margin, excluding unusual items, for the company as a whole should increase.

With any plan there are opportunities and risks. Among the opportunities would be that our product plans drive greater than expected growth. We could also get a boost if the dollar weakens appreciably, but we're not counting on that. As far as risks are concerned, I believe the primary ones are external - currency and global economic weakness being the two uppermost in our minds. Finally, it's possible that a dramatic escalation in competitive activity could have an impact, depending upon timing. History shows that we have generally been able to more than hold our own in competitive battles.

That  concludes  my  remarks.    Now,  Wayne  will  wrap  up.

WAYNE  R.  SANDERS  -  CHAIRMAN  AND  CHIEF  EXECUTIVE  OFFICER

Thanks, Tom. If I can summarize what you've just heard from us: We are cautiously optimistic about the outlook for 2002. We believe the investments that we've made in 2001 represent a great opportunity for the future. And we expect our cash flow will remain strong, allowing us to continue to invest in growth.

Today, we have tried to give you a detailed look at the assumptions that have gone into our plans for next year. We have attempted to be as objective as
possible.    In  other  words,  we're  not  selling  or  even  defending  our assumptions, we're just telling you what they are. Based on this information, you can adjust your models as you see fit. Based on your current estimates, which appear to be a mix of old and new accounting, I'd be very surprised if your range of estimates, revised for today's update, is not in the right ballpark. If necessary, we'll provide you with additional guidance at the end of January when we release fourth quarter and year-end results.